Evoqua Water Technologies Reports First Quarter 2018 Results

•	Consolidated revenues of $297.1 million, a 6.1% increase year-over year

•	Net loss of $3.0 million, an improvement of 77.2% year-over-year

•	Adjusted EBITDA of $40.0 million, up $2.7 million or 7.4% year-over-year

Pittsburgh, PA - February 6, 2018 -- Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its first quarter of fiscal 2018.
Evoqua reported revenues for the first quarter of fiscal 2018 of $297.1 million, an increase of $17.2 million or 6.1% as compared to the first quarter of the prior year. Revenue growth was driven by an increase in organic service revenues in the Industrial segment associated with account penetration in the power, hydrocarbon processing and chemical processing markets and from recently acquired businesses. Net loss for the quarter was $3.0 million, an improvement of $10.2 million or 77.2% year-over-year. Adjusted EBITDA was $40.0 million in the first quarter of fiscal 2018, an increase of $2.7 million or 7.4% year-over-year. The improvement in Adjusted EBITDA was driven by an increase in revenues and related gross margin as well as a decrease in operating expenses year-over-year.
“For the first quarter, Evoqua generated record sales and Adjusted EBITDA led by strong growth in the Industrial segment, complemented by the realization of continued operational efficiency benefits,” said Ron Keating, Evoqua CEO. “Fiscal 2018 is off to a strong start. We continue to be well positioned to capture organic and inorganic growth opportunities across our business segments.”
First Quarter Segment Results
The Company has three reportable segments - Industrial, Municipal and Products.
Industrial
The Industrial segment combines equipment and services to improve operational reliability and environmental compliance for heavy and light industry, commercial and institutional markets. Their customers span industries including hydrocarbon processing, chemical processing, power, food and beverage, life sciences, health services and microelectronics.
Revenues in the Industrial segment increased $19.5 million, or 13.4%, to $165.2 million in the first quarter of fiscal 2018 as compared to $145.7 million in the same period in the prior year. Growth was driven by an increase in service revenue of $7.1 million primarily in the power, hydrocarbon processing and chemical processing markets as well as $2.3 million from further capital expansion, primarily in the power market and remediation projects. In addition, an increase of $10.1 million of revenue year-over-year was attributable to the acquisitions of ETS, ADI and Noble Water Technologies, which occurred during the fiscal year ended September 30, 2017.
Operating profit in the Industrial segment increased $6.9 million, or 29.9%, to $30.0 million in the first quarter of fiscal 2018 from $23.1 million in the same period of the prior year. The increase in operating profit was driven by the revenues from acquisitions noted above, which contributed $3.0 million, as well an increase of $2.5 million from organic revenue growth and $1.4 million of benefits resulting from lower employment costs driven by restructuring and cost improvement initiatives implemented in the current and prior fiscal year. EBITDA in the Industrial segment increased $8.1 million, or 25.4%, to $40.1 million in the three months ended December 31, 2017 from $32.0 million in the three months ended December 31, 2016.
Municipal
The Municipal segment helps engineers and municipalities meet new demands for plant performance through market-leading equipment, solutions and services backed by trusted brands and over 100 years of applications experience. The segment’s customers include waste water and drinking water collection and distribution systems and utility operators. The segment’s services include odor and corrosion control services.
Municipal revenues decreased slightly by $0.7 million, or (1.2)%, to $61.9 million for the first quarter of fiscal 2018 as compared to $62.6 million for the comparable period in the prior year. Service and project revenues increased 4.3% and 1.6%, respectively, while the expected timing of aftermarket product revenues drove a decline of 16.1% as compared to the prior year period.
Operating profit in the Municipal segment decreased $1.7 million, or (26.1)%, to $4.8 million for the first quarter of fiscal 2018 from $6.5 million for the same period in the prior year. The decrease in operating profit was primarily due to product mix and planned timing of certain recurring expenses, which accounted for approximately $3.6 million of the decline. These decreases were offset by lower employment and legal expenses of $1.3 million and $0.7 million of benefits as a result of restructuring and cost improvement initiatives implemented in the prior fiscal year. EBITDA in the Municipal segment decreased $2.0 million, or 23.0%, to $6.6 million in the three months ended December 31, 2017 from $8.6 million in the three months ended December 31, 2016.
Products
The Products segment has distinct business operating units, each built on well-known brands and technologies that are sold globally through multiple sales and aftermarket channels. Additionally, the Products segment also offers industrial, municipal and recreational users improved operational reliability and environmental compliance. The segment’s customers include original equipment manufacturers, regional and global distributors, engineering, procurement and contracting customers, and end users in the industrial, municipal and commercial industries.
Products revenues decreased $1.5 million, or (2.2)%, to $70.0 million in the first quarter of fiscal 2018 from $71.5 million in the comparable period of the prior year. The expected decline in revenues was primarily due to the timing of larger projects completed in the first quarter of the prior year in the Aquatics product line, offset by an increase in revenues related to the Electrocatalytic ballast water and Separation Technologies product lines, and continued strong growth in the China market.
Operating profit in the Products segment decreased $3.7 million, or (32.3)%, to $7.7 million for the first quarter of fiscal 2018 as compared to $11.4 million in the prior year period. The decline in operating profit was attributable to product mix and the timing of larger projects completed in the first quarter of the prior year in the Aquatics product line. EBITDA in the Products segment decreased $4.2 million, or 28.3%, to $10.7 million in the three months ended December 31, 2017 from $14.9 million in the three months ended December 31, 2016.
Summary and Outlook
“All three of our segments continue to deliver as planned, and we are particularly pleased by the strong growth delivered by the Industrial segment,” said Keating. “Secular trends in our key vertical markets continue to be positive and support profitable growth. For 2018, we reaffirm our expected revenues to be in the range of $1.33 billion and $1.36 billion and Adjusted EBITDA to be in the range of $235 million and $255 million.”
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 160 locations in eight countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three months ended December 31, 2016	Three months ended December 31, 2017
Revenue from product sales and services	$279,872	$297,051

Cost of product sales and services	(196,813)	(208,672)

Gross Profit	83,059	88,379
General and administrative expense	(49,186)	(39,064)
Sales and marketing expense	(35,093)	(34,241)
Research and development expense	(5,005)	(4,653)
Other operating income (expense)	683	(593)
Interest expense	(14,753)	(17,243)
Loss before income taxes	(20,295)	(7,415)
Income tax benefit	7,095	4,410
Net loss	(13,200)	(3,005)
Net income attributable to non‑controlling interest	399	708
Net loss attributable to Evoqua Water Technologies Corp.	$(13,599)	$(3,713)
Basic (loss) earnings per common share	($0.13)	($0.03)
Diluted (loss) earnings per common share	($0.13)	($0.03)

EVOQUA WATER TECHNOLOGIES CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

		(Unaudited)
	September 30, 2017	December 31, 2017
ASSETS
Current assets	$512,240	$520,436
Cash and cash equivalents	59,254	80,250
Receivables, net	245,248	226,719
Inventories, net	120,047	128,306
Cost and earnings in excess of billings on uncompleted contracts	66,814	65,038
Prepaid and other current assets	20,046	19,287
Income tax receivable	831	836
Property, plant, and equipment, net	280,043	281,507
Goodwill	321,913	320,927
Intangible assets, net	333,746	329,568
Deferred income taxes	2,968	2,968
Other non‑current assets	22,399	23,503
Total assets	$1,473,309	$1,478,909
LIABILITIES AND EQUITY
Current liabilities	$291,899	$263,746
Accounts payable	114,932	114,489
Current portion of debt	11,325	11,033
Billings in excess of costs incurred	27,124	36,511
Product warranties	11,164	9,807
Accrued expenses and other liabilities	121,923	88,793
Income tax payable	5,431	3,113
Non‑current liabilities	964,835	862,441
Long‑term debt	878,524	777,900
Product warranties	6,110	6,497
Other non‑current liabilities	67,673	68,884
Deferred income taxes	12,528	9,160
Total liabilities	1,256,734	1,126,187
Commitments and Contingent Liabilities (Note 17)
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 105,359 shares, outstanding 104,949 shares at September 30, 2017; issued 113,692 shares, outstanding 113,264 shares at December 31, 2017.	1,054	1,137
Treasury stock: 410 shares at September 30, 2017 and 428 shares at December 31, 2017	(2,607)	(2,837)
Additional paid‑in capital	388,986	529,120
Retained deficit	(170,006)	(173,719)
Accumulated other comprehensive loss, net of tax	(5,989)	(6,324)
Total Evoqua Water Technologies Corp. equity	211,438	347,377
Non‑controlling interest	5,137	5,345
Total shareholders’ equity	216,575	352,722
Total liabilities and shareholders’ equity	$1,473,309	$1,478,909

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Three months ended December 31, 2016	Three months ended December 31, 2017
Operating activities
Net loss	$(13,200)	$(3,005)
Reconciliation of net loss to cash flows from operating activities:
Depreciation and amortization	18,647	19,883
Amortization of deferred financing costs (includes $2,075 and $2,944 write off of deferred financing fees)	3,573	3,842
Deferred income taxes	(7,064)	(3,088)
Share based compensation	466	2,612
Gain on sale of property, plant and equipment	(464)	182
Foreign currency losses on intracompany loans	7,485	(1,583)
Changes in assets and liabilities
Accounts receivable	(11,988)	18,864
Inventories	(6,623)	(8,259)
Cost and earnings in excess of billings on uncompleted contracts	5,680	1,905
Prepaids and other current assets	(1,344)	938
Accounts payable	(14,765)	(513)
Accrued expenses and other liabilities	(10,677)	(32,810)
Billings in excess of costs incurred	1,467	9,313
Income taxes	(1,831)	(2,341)
Other non‑current assets and liabilities	1,809	(359)
Net cash (used in) provided by operating activities	(28,829)	5,581
Investing activities
Purchase of property, plant and equipment	(13,603)	(15,257)
Proceeds from sale of property, plant and equipment	746	387
Acquisitions, net of cash received of $0	(10,730)	0
Net cash used in investing activities	(23,587)	(14,870)
Financing activities
Issuance of debt	150,000	—
Capitalized deferred issuance costs related to refinancing	(3,928)	(1,792)
Borrowings under credit facility	15,000	6,000
Repayment of debt	(111,358)	(108,663)
Repayment of capital lease obligation	(2,113)	(2,283)
Shares of common stock issued in initial public offering, net of offering costs	4,052	137,605
Stock repurchases	(120)	(230)
Distribution to non‑controlling interest	(750)	(500)
Net cash provided by financing activities	50,783	30,137
Effect of exchange rate changes on cash	2,852	148
Change in cash and cash equivalents	1,219	20,996
Cash and cash equivalents
Beginning of period	50,362	59,254
End of period	$51,581	$80,250

Adjusted EBITDA
We make use of the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non cash stock based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA of the reportable segments does not include certain unallocated charges that are presented within Corporate activities. These unallocated charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and stock-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
The following is a reconciliation of our net income (loss) to Adjusted EBITDA (unaudited, amounts in thousands):

	Three months ended December 31, 2016	Three months ended December 31, 2017
Net loss	$(13,200)	$(3,005)
Interest expense	14,753	17,243
Income tax benefit	(7,095)	(4,410)
Depreciation and amortization	18,647	19,883

EBITDA	13,105	29,711
Restructuring and related business transformation costs (a)	13,158	8,115
Purchase accounting adjustment costs (b)	219	—
Stock-based compensation (c)	466	2,612
Sponsor fees (d)	1,000	333
Transaction costs (e)	1,359	514
Other gains, losses and expenses (f)	7,932	(1,304)
Adjusted EBITDA	$37,239	$39,981

_______________________

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write‑offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives (includes (A) $10.2 million for the three months ended December 31, 2016 and $0.4 million in the three months ended December 31, 2017 (all of which is reflected as a component of Restructuring charges in “Note 11-Restructuring and Related Charges” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2017) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages, and (B) $1.1 million for the three months ended December 31, 2016, reflected as a components of Cost of product sales and services ($0.8 million) and General and administrative expense ($0.3 million), and $3.5 million for the three months ended December 31, 2017, reflected as components of Cost of product sales and services ($1.3 million), Research and development expense ($0.3 million), Sales and marketing expense ($0.3 million) and General and administrative expense ($1.6 million) (all of which is reflected as a component of Restructuring charges in “Note 11-Restructuring and Related Charges” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2017) related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure);

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($0.5 million for the three months ended December 31, 2016, reflected as components of Cost of product sales and services ($0.1 million) and General and administrative expense ($0.4 million), and $0.1 million in the three months ended December 31, 2017, primarily reflected as a component of Cost of product sales and services);

(iii)
expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes ($1.4 million for the three months ended December 31, 2016, primarily reflected as components of Cost of product sales and services ($0.5 million), Sales and marketing expense ($0.3 million) and General and administrative expense ($0.6 million), and $1.3 million in the three months ended December 31, 2017, primarily reflected as components of Cost of product sales and services ($0.9 million), Sales and marketing expense ($0.1 million) and General and administrative expense ($0.3 million); and

(iv)
costs incurred by us in connection with the IPO, including consultant costs and public company compliance costs ($2.9 million in the three months ended December 31, 2017, all reflected as a component of General and administrative expense).

(b)	Represents adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the acquisition of Magneto.

(c)
Represents non‑cash stock‑based compensation expenses related to option awards. See “Note 14-Stock Compensation” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2017 for further detail.

(d)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated. See “Note 16-Related-Party Transactions” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2017 for further detail.

(e)
Represents expenses associated with acquisition and divestiture‑related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($1.4 million in the three months ended December 31, 2016 and $0.5 million in the three months ended December 31, 2017).

(f)	Represents:

(i)	impact of foreign exchange gains and losses ($7.6 million loss in the three months ended December 31, 2016 and $1.5 million gain in the three months ended December 31, 2017);

(ii)	foreign exchange impact related to headquarter allocations ($0.2 million gain in the three months ended December 31, 2016); and

(iv)	expenses related to maintaining non-operational business locations ($0.1 million in the three months ended December 31, 2016 and $0.2 million in the three months ended December 31, 2017).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims of failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors to be described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as filed with the SEC December 4, 2017, and in other periodic reports we file with the SEC. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.